Exhibit 2

SLWI LOAN FACILITY AGREEMENT

This SLWI Loan Facility Agreement (as amended, supplemented and restated, this “SLWI Facility Agreement”) dated as of February 22, 2013 between MISSION NEWENERGY LIMITED ACN 117 065 719 (the “Borrower” or “MNEL”), an Australian corporation, and SLW INTERNATIONAL, LLC (the “Lender”), a Texas limited liability company;

W I T N E S S E T H:

THAT, in consideration of the mutual covenants, agreements and undertakings herein contained, the parties hereto agree as follows:

1.	Definitions.

1.1. Defined Terms. Unless a particular word or phrase is otherwise defined or the context otherwise requires, capitalized words and phrases used in Loan Documents have the meanings provided below.

Affiliate means any Person controlling, controlled by or under common control with any other Person and, in the case of an individual, anyone related to such individual by blood, adoption or marriage. For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.

Annual Financial Statements means the annual Financial Statements of a Person, accompanied by a report and opinion of independent certified public accountants satisfactory to the Lender, which shall (a) state that such financial statements, in the opinion of such accountants, present fairly the financial position of such Person as of the date thereof and the results of its operations for the period covered thereby in conformity with International Financial Reporting Standards and (b) not express an adverse doubt as to the ability of such Person to continue as a going concern audit option. For the avoidance of doubt, an audit option of emphasis of matter shall not be deemed an Event of Default; in the case of a Person with Subsidiaries, its Annual Financial Statements shall also include its consolidating Financial Statements, but such consolidating Financial Statements need not be covered by the report and opinion of such Person’s independent certified public accountants described in the preceding clause of this definition.

Business Day means any day except Saturday, Sunday or any other day when commercial banks in Houston, Texas are closed.

Business Entities means corporations, partnerships, joint ventures, limited liability companies, joint stock associations, business trusts and other business entities.

Collateral means all Property, tangible or intangible, real, personal or mixed, now or hereafter subject to the Security Documents, or intended so to be.

Commitment means $5,000,000, subject to reduction as provided in Section 2.2.

Corporations Act means the Corporations Act 2001 (Commonwealth of Australia)

Dollars and $ means United States dollars.

Event of Default means any of the events specified in Section 7.1, if there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and Default means any of such events, whether or not any such requirement has been satisfied an Obligor.

Financial Statements means the financial statements of a Person, including all notes (if any) thereto, which shall include a balance sheet as of the date of such financial statements and an income statement and a statement of cash flows for the fiscal year to date and for the four fiscal quarters ending on such date, all setting forth in comparative form the corresponding figures from the previous fiscal year and prepared in accordance with International Financial Reporting Standards (subject, in all cases except Annual Financial Statements, to normal year-end adjustments).

International Financial Reporting Standards means, as to a particular Person, such accounting practice as, in the opinion of the independent accountants of recognized international standing regularly retained by such Person and acceptable to the Lender, conforms at the time to international financial reporting standards, consistently applied. International financial reporting standards means those standards and practices which are (a) recognized as such by the International Accounting Standards Board; (b) applied for all periods after the date hereof in a manner consistent with the manner in which such standards and practices were applied to the most recent audited financial statements of the relevant Person furnished to the Lender, and (c) consistently applied for all periods after the date hereof so as to reflect properly the financial condition, and results of operations and changes in financial position, of such Person. If any change in any accounting standard or practice is required by the International Accounting Standards Board in order for such standard or practice to continue as an international financial reporting standard or practice, all reports and financial statements required hereunder may be prepared in accordance with such change only after written notice of such change is given to the Lender.

Governmental Authority means any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court or other tribunal having jurisdiction over the Lender or the Borrower, any of the Borrower’s Subsidiaries or their respective Property.

Guarantor means each Person executing a Guaranty guaranteeing the Obligations, including Mission Biotechnologies Sdn Bhd (“MBTSB”), Mission Biofuels Sdn Bhd (“MBSB”), Mission Argo Energy Limited (“MAEL”) and Oleovest Pte Ltd. (“Oleovest”).

Guaranty means each Guaranty, in Proper Form, executed or to be executed by any Guarantor in favor of the Lender.

Highest Lawful Rate means the maximum nonusurious rate of interest permitted to be charged by applicable law.

Indebtedness means and includes (a) all items which in accordance with International Financial Reporting Standards would be included on the liability side of a balance sheet on the date as of which Indebtedness is to be determined (excluding capital stock, surplus, surplus reserves and deferred credits); (b) all guaranties, endorsements and other contingent obligations in respect of, or any obligations to purchase or otherwise acquire, Indebtedness of others; and (c) all Indebtedness secured by any Lien existing on any interest of the Person with respect to which Indebtedness is being determined in Property owned subject to such Lien whether or not the Indebtedness secured thereby shall have been assumed; but such term shall not mean or include any Indebtedness in respect of which monies sufficient to pay and discharge the same in full (either on the expressed date of maturity thereof or on such earlier date as such Indebtedness may be duly called for redemption and payment) shall be deposited with a depository, agency or trustee acceptable to the Lender in trust for the payment thereof.

Interim Financial Statements means the Financial Statements of a Person for the preceeding six-month period.

Investment means the purchase or other acquisition of any securities or Indebtedness of, or the making of any loan, advance, transfer of Property or capital contribution to, or the incurring of any liability, contingently or otherwise, in respect of the Indebtedness of, any Person.

Legal Requirement means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

Lien means any mortgage, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind, whether based on common law, constitutional provision, statute or contract, including any security interest for the purposes of the PPSA and shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions.

Loan Documents means this SLWI Facility Agreement, the Note, each Guaranty, all Security Documents, all instruments, certificates and agreements now or hereafter executed or delivered to the Lender pursuant to any of the foregoing, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.

Loans means the Loans described in Section 2.1.

Material Property means Property valued or considered received for such Property over $250,000.

MNEL Loan means the second ranking loan among Borrower, MBTSB and MBSB, and any and all renewals, extensions, modifications, rearrangements and replacements thereof and any and all substitutions therefor.

Note means the promissory note of the Borrower described in Section 2.1, and any and all renewals, extensions, modifications, rearrangements and replacements thereof and any and all substitutions therefor.

Obligations means all Indebtedness of the Obligors under the Loan Documents, including the Loans, the expenses of the Lender of the type described in Section 8.8 and other expenses paid or incurred by the Lender in performing any agreement of any Obligor under any Loan Document which such Obligor has failed to perform

Obligors means the Borrower and the Guarantors.

Organizational Documents means, with respect to a Business Entity, the documents and instruments providing for the formation, organization and governance thereof.

Past Due Rate means the 20% per annum.

Permitted Investment Securities means (a) readily marketable securities issued or fully guaranteed by the United States of America or the Commonwealth of Australia; (b) commercial paper rated “Prime 1” by Moody’s Investors Service, Inc. or “A 1” by Standard and Poor’s Ratings Group, with maturities of not more than 180 days; (c) certificates of deposit or repurchase certificates issued by financial institutions acceptable to the Lender, all of the foregoing not having a maturity of more than one year from the date of issuance thereof; (d) securities received in settlement of liabilities created in the ordinary course of business; and (e) money market mutual funds with a right of redemption on a daily basis and having assets of at least $500,000,000, substantially all of which assets consist of investments of a type described in the foregoing clauses.

Person means any individual, Business Entity, trust, unincorporated organization, Governmental Authority or any other form of entity.

PPSA means the Personal Property Securities Act 2009 (Commonwealth of Australia).

Proper Form means in form and substance satisfactory to the Lender.

Property means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

Secretary’s Certificate means a certificate of the Secretary or an Assistant Secretary (or similar officer) of a Business Entity as to (a) the resolutions of the Board of Directors (or similar body) of such Business Entity authorizing the execution, delivery and performance of the Loan Documents to be delivered by such Business Entity; (b) the incumbency and signature of the officer(s) of such Business Entity executing such Loan Documents on behalf of such Business Entity; and (c) the Organizational Documents of such Business Entity.

Security Documents means this SLWI Facility Agreement, the SLWI Debenture on MBTSB, the SLWI Debenture on MBSB, the SLWI Charge on MBTSB, the SLWI Charge on MBSB, the SLWI Debenture on MNEL, the SLWI Share Pledge on Oleovest and MAEL and any and all other agreements, charges, deeds of trust, mortgages, chattel mortgages, security agreements, pledges, assignments, standby agreements, subordination agreements, undertakings and other instruments now or hereafter executed and delivered by any Person (other than solely by the Lender and/or any other creditor participating in the Loans or any collateral or security therefor) in connection with, or as security for the payment or performance of, the Obligations.

SLWI Charge on MBSB means that certain Charge between Lender and MBSB, and any and all renewals, extensions, modifications, rearrangements and replacements thereof and any and all substitutions therefor.

SLWI Charge on MBTSB means that certain Charge between Lender and MBTSB, and any and all renewals, extensions, modifications, rearrangements and replacements thereof and any and all substitutions therefor.

SLWI Debenture on MBSB means that certain Debenture between Lender and MBSB, and any and all renewals, extensions, modifications, rearrangements and replacements thereof and any and all substitutions therefor.

SLWI Debenture on MBTSB means that certain Debenture between Lender and MBTSB, and any and all renewals, extensions, modifications, rearrangements and replacements thereof and any and all substitutions therefor.

SLWI Debenture on MNEL means that certain Debenture between Lender and the Borrower, and any and all renewals, extensions, modifications, rearrangements and replacements thereof and any and all substitutions therefor.

SLWI Share Pledge on Oleovest and MAEL means that certain Third Party Memorandum of Deposit and Charge over Stocks and Shares in respect of Oleovest and MAEL shares between Lender and Borrower, and any and all renewals, extensions, modifications, rearrangements and replacements thereof and any and all substitutions therefor.

Subsidiary means, as to a particular parent Business Entity, any Business Entity of which more than 50% of the indicia of equity rights (whether outstanding capital stock or otherwise) is at the time directly or indirectly owned by, such parent Business Entity, or by one or more of its Affiliates.

Tax means a tax (including any tax in the nature of a goods and services tax), rate, levy, impost or duty (other than a tax on the net overall income of the Lender) and any interest, penalty, fine or expense relating to any of them.

Termination Date means the earlier of (a) 24 months after the date hereof or (b) the date specified by the Lender in accordance with Section 7.1.

Unused Commitment means the difference of the Commitment minus the then-outstanding principal balance of the Note.

1.2. Other Terms and References. Except where specifically otherwise provided in the Loan Documents:

(a) Any accounting term not otherwise defined shall have the meaning ascribed to it under International Financial Reporting Standards.

(b) Unless otherwise specified, all references to time shall be references to Houston, Texas time.

(c) Wherever the term “including” or any of its correlatives appears in a Loan Document, it shall be read as if it were written “including (by way of example and without limiting the generality of the subject or concept referred to).”

(d) Wherever the word “herein” or “hereof” is used in a Loan Document, it is a reference to that entire Loan Document and not just to the subdivision of it in which the word is used.

(e) References in a Loan Document to Section and Article numbers are references to the Sections and Articles, respectively, of such Loan Document.

(f) References in a Loan Document to Exhibits, Schedules, Riders, Annexes and Appendices are to the Exhibits, Schedules, Riders, Annexes and Appendices to such Loan Document, and they shall be deemed incorporated into such Loan Document by reference.

(g) Any term defined in the Loan Documents which refers to a particular agreement, instrument or document shall also mean, refer to and include all modifications, amendments, supplements, restatements, renewals, extensions and substitutions of the same; but nothing in this Section shall be construed to authorize any such modification, amendment, supplement, restatement, renewal, extension or substitution except as may be permitted by other provisions of the Loan Documents.

(h) Defined terms may be used in the singular or plural, as the context requires.

(i) The pronouns used in the Loan Documents are in the neuter gender but shall be construed as feminine, masculine or neuter, as the context requires.

2. The Loans.

2.1. Loans. Subject to the terms and conditions hereof, the Lender agrees to make Loans to the Borrower from time to time before the Termination Date, not to exceed the Commitment at any one time outstanding, the Borrower having the right to borrow and repay. Each Loan shall be in an amount of at least $200,000.00 or the Unused Commitment, whichever is less. Each such Loan shall be deemed to be an Obligation secured pursuant to the Security Documents. Each repayment of the Loans shall be in an amount of at least $200,000.00 or the principal balance of the Note, whichever is less. The Loans shall be evidenced by the Note substantially in the form of Exhibit A.

2.2. Mandatory Prepayments. The Commitment shall be automatically reduced by an amount equal to the net cash proceeds received by the Borrower or any of its Subsidiaries (if the recipient is a Subsidiary that is not a wholly owned Subsidiary of the Borrower, such reduction shall be in an amount equal to the Borrower’s interest therein) from the sale of any Material Property or receipt of insurance proceeds from any casualty loss to any Material Property. If the unpaid balance of the Note at any time exceeds the reduced Commitment then in effect, the Borrower shall make a prepayment on the Note in an amount sufficient to reduce the unpaid balance of the Note to an amount no greater than the reduced Commitment then in effect; provided, however, that the Borrower shall be entitled to retain cash equivalent to three months of net working capital.

2.3. Fee. In consideration of the Commitment and the making of the Loans, the Borrower shall pay to the Lender a fee equal to the greater of (a) 25% of the greatest principal balance of the Note on any date or (b) $1,000,000; such fee shall be due and payable on the earlier of (x) the Termination Date or (y) the date the Commitment equals zero. In the event that no Loans are made, upon the Termination Date, Borrower shall pay an availability fee in the amount of $500,000 plus all applicable fees and expenses.

2.4. Payments. Unless otherwise expressly provided therein, all payments of principal, interest and other fees and amounts due from any Obligor under the terms of the Loan Documents shall be made in immediately available dollars (and without set-off, counter claim or, unless required by law, deduction or withholding) to the Lender at its at its offices at 3635 Danbury Road, Brewster New York, 10509 or as otherwise directed by Lender, by no later than 5:00 p.m. Brewster, New York time on the date when due; each payment made after that time shall be considered for all purposes (including the payment of interest, to the extent permitted by law) as having been made on the next succeeding Business Day. All past-due payments of any Obligation shall accrue interest at the Past Due Rate. Except as otherwise provided in the Loan Documents, if any payment or prepayment becomes due and payable on a day which is not a Business Day, then the date for the payment thereof shall be extended to the next succeeding Business Day, and interest shall be payable thereon at the then-applicable rate per annum during such extension. If the Borrower is required by applicable law to deduct or withhold Taxes from any payment it must: (a) make the required deduction and withholding; (b) pay the full amount deducted or withheld in accordance with the relevant law; (c) deliver to the Lender an original receipt for each payment; and (d) pay an additional amount with such payment so that, after all applicable deductions or withholdings, the Lender actually receives for its own benefit the full amount which would have been payable to the Lender if no deduction or withholding had been required.

3. Conditions.

3.1. All Loans. The obligation of the Lender to make any Loan is subject to the accuracy of all representations and warranties of the Obligors on the date of such Loan, to the performance by the Obligors of their respective obligations under the Loan Documents and to the satisfaction of the following further conditions: (a) the Lender shall have received the following, all of which shall be duly executed and in Proper Form: (1) a Request for Loan, substantially in the form of Exhibit B, three Business Days before the date (which shall also be a Business Day) of the proposed Loan, and (2) such other documents as the Lender may reasonably require; (b) the proposed use of the Loan, as set forth in such Request for Loan, is satisfactory to the Lender in its sole discretion; (c) before the Loan, there shall have occurred, in the sole opinion of the Lender, no material adverse change in the assets, liabilities, financial condition, business or affairs of the Borrower or any Subsidiary of the Borrower; (d) no Default or Event of Default shall have occurred; and (e) the making of the Loan shall not be prohibited by, or subject the Lender to any penalty or onerous condition under, any Legal Requirement.

3.2. First Loan. In addition to the matters described in Section 3.1, the obligation of the Lender to make the first Loan hereunder is subject to the receipt by the Lender of each of the following, in Proper Form and not later than March 31, 2013: (a) the Note, executed by the Borrower; (b) a Secretary’s Certificate or its equivalent acceptable to Lender for each Obligor that is a Business Entity, in the case of such Secretary’s Certificate for the Borrower, the resolutions of the Board of Directors of Borrower shall also contain the continuing agreement of such Board to approve a Lender-designee as Director and Chairman of the Executive Committee of such Board; (c) a certificate from the appropriate Governmental Authority of each jurisdiction as to the continued existence or good standing (as the case may be) of such Obligor; (d) the Security Documents; (e) if required by Lender, a legal opinion from one or more independent counsel for the Obligors acceptable to the Lender; (f) policies or certificates of insurance addressed to the Lender reflecting the insurance required by Section 5.6; (g) evidence satisfactory to the Lender as to the priority of the Liens created by the Security Documents; (h), if required by Lender, a signed New South Wales multi-jurisdictional mortgage statement; and (i) evidence as to the payment of all expenses described in Section 8.8 incurred through the date of the initial Loan, or Borrower’s provision for the payment of such expenses through the proceeds of the initial Loan, and to the further condition that, at the time of any subsequent Loan(s), all such expenses of Lender incident to the transactions herein contemplated shall be paid or provision for payment from such Loan shall be effected, as shall be satisfactory to Lender.

4. Representations and Warranties.

To induce the Lender to enter into this SLWI Facility Agreement and to make the Loans, the Borrower represents and warrants as follows:

4.1. Organization. The Borrower and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has all power and authority to conduct its business as presently conducted; and (c) is duly qualified to do business and in good standing (as the case may be) in all jurisdictions where such qualification is necessary or desirable.

4.2. Financial Statements. The financial statements delivered to the Lender fairly present, in accordance with International Financial Reporting Standards, the financial condition and the results of operations of the Borrower and its Subsidiaries as at the dates and for the periods indicated. No material adverse change has occurred in the assets, liabilities, financial condition, business or affairs of the Borrower or any of its Subsidiaries since the dates of such financial statements. Neither the Borrower nor any of its Subsidiaries is subject to any instrument or agreement materially and adversely affecting its financial condition, business or affairs.

4.3. Enforceable Obligations; Authorization. The Loan Documents are legal, valid and binding obligations of the Obligors, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other similar laws affecting creditors’ rights generally and by general equitable principles. The execution, delivery and performance of the Loan Documents (a) have all been duly authorized by all necessary action; (b) are within the power and authority of the Obligors; (c) do not and will not contravene or violate any Legal Requirement or the Organizational Documents of the Obligors; (d) do not and will not result in the breach of, or constitute a default under, any agreement or instrument by which the Obligors or any of their respective Property may be bound or affected; and (e) do not and will not result in the creation of any Lien upon any Property of any Obligor except as expressly contemplated therein. All necessary permits, registrations and consents for such making and performance have been obtained. Except as otherwise expressly stated in the Security Documents, the Liens of the Security Documents will constitute valid and perfected first and prior Liens on the Property described therein, subject to no other Liens whatsoever.

4.4. Other Debt. Neither the Borrower nor any of its Subsidiaries, other than MBIPL, is in default in the payment of any other Indebtedness or, with the exception of the MNEL Loan to MBSB and MBTSB, under any agreement, mortgage, deed of trust, security agreement or lease to which it is a party. At all times the MNEL Loan shall be second ranking to the Loan.

4.5. Litigation. Except as heretofore disclosed in Appendix I to the Lender, there is no litigation or administrative proceeding pending or, to the knowledge of the Borrower, threatened against, nor any outstanding judgment, order or decree affecting, the Borrower or any of its Subsidiaries before or by any Governmental Authority. Neither the Borrower nor any of its Subsidiaries is in default with respect to any judgment, order or decree of any Governmental Authority.

4.6. Title. The Borrower and each Subsidiary has good and marketable title to its respective Property, free and clear of all Liens other than Liens permitted under Section 6.2.

4.7. Taxes. The Borrower and each Subsidiary has filed all tax returns required to have been filed and paid all taxes shown thereon to be due, except those for which extensions have been obtained and those which are being contested in good faith by appropriate proceedings diligently conducted.

4.8. Regulation U. None of the proceeds of any Loan will be used for the purpose of purchasing or carrying directly or indirectly any margin stock or for any other purpose would constitute this transaction a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

4.9. Subsidiaries. The Borrower has no Subsidiaries other than as listed on Appendix II. Each such Subsidiary is owned by the Borrower in the percentage set forth on Appendix II.

4.10. Representations by Others. All statements made by or on behalf of the any Obligor in connection with any Loan Document shall constitute representations and warranties of the Borrower hereunder.

5. Affirmative Covenants. The Borrower covenants and agrees with the Lender that before the termination of this SLWI Facility Agreement it will do, cause each of its Subsidiaries to do, and if necessary cause to be done, each and all of the following:

5.1. Taxes, Existence, Regulations, Property, etc. At all times (a) pay when due all taxes and governmental charges of every kind upon it or against its income, profits or Property; (b) do all things necessary to preserve its existence, qualifications, rights and franchises in all jurisdictions where such qualification is necessary or desirable; (c) comply with all applicable Legal Requirements in respect of the conduct of its business and the ownership of its Property; and (d) cause its Property to be protected, maintained and kept in good repair and make all replacements and additions to its Property as may be reasonably necessary to conduct its business properly and efficiently.

5.2. Financial Statements and Information. Furnish to the Lender three copies of each of the following: (a) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, Annual Financial Statements of the Borrower and its Subsidiaries; (b) as soon as available and in any event within 45 days after the end of each six-month period of each fiscal year of the Borrower, Interim Financial Statements of the Borrower and its Subsidiaries; (c) as soon as available, monthly management and cash flow reports of the Borrower and its Subsidiaries; (d) concurrently with the financial statements provided for in Sections 5.2(a) and (b), a Certificate of No Default substantially in the form of Exhibit C; (e) no later than 60 days before the first day of each fiscal year of the Borrower and its Subsidiaries, an annual budget, executive compensation arrangements and planned capital expenditures for such fiscal year, in Proper Form (and the Borrower shall not be deemed to have satisfied this covenant unless and until the Lender has notified the Borrower that such budget (reflecting such executive compensation plan and planned capital expenditures) is in Proper Form); and (f) such other information relating to the financial condition and affairs of the Borrower and its Subsidiaries as from time to time may be requested by the Lender.

5.3. Inspection. Permit the Lender to inspect its Property, to examine its files, books and records and make and take away copies thereof, and to discuss its affairs with its officers and accountants, all at such times and intervals and to such extent as the Lender may reasonably desire.

5.4. Further Assurances. Promptly execute and deliver any and all other and further instruments which may be requested by the Lender to cure any defect in the execution and delivery of any Loan Document or more fully to describe particular aspects of the Borrower’s agreements set forth in the Loan Documents or so intended to be.

5.5. Books and Records. Maintain books of record and account in accordance with International Financial Reporting Standards.

5.6. Insurance. Maintain insurance with such insurers, on such of its properties, in such amounts and against such risks as is satisfactory to the Lender, and furnish the Lender satisfactory evidence thereof promptly upon request. These insurance provisions are cumulative of the insurance provisions of the Security Documents. Upon request, the Borrower shall cause the Lender to be named as a beneficiary of such insurance and shall provide the Lender with copies of the policies of insurance and a certificate of the insurer that the insurance required by this Section may not be canceled, reduced or affected in any manner without 30 days’ prior written notice to the Lender.

5.7. Notice of Certain Matters. Notify the Lender immediately upon acquiring knowledge of (a) the institution or threatened institution of any lawsuit or administrative proceeding affecting the Borrower or any of its Subsidiaries; (b) any material adverse change in the assets, liabilities, financial condition, business or affairs of the Borrower or any of its Subsidiaries, or (c) the occurrence of any Event of Default or any Default. The Borrower will notify the Lender in writing at least 30 days before the date that the Borrower or any of its Subsidiaries changes its name or the location of its chief executive office or principal place of business or the place where it keeps its books and records.

5.8. Use of Proceeds. The proceeds of the Loans will be used only for working capital; not in limitation of the foregoing, the proceeds of the Loans will not be used for capital expenditures or debt service to other creditors outside of the normal course of business as per the agreed business plan.

6. Negative Covenants. The Borrower covenants and agrees with the Lender that before the termination of this SLWI Facility Agreement it will not, and will not suffer or permit any of its Subsidiaries to, do any of the following (unless waived by the Lender in the exercise of its sole, absolute and unfettered discretion):

6.1. Indebtedness. Create, incur, suffer or permit to exist, or assume or guarantee, directly or indirectly, or become or remain liable with respect to any Indebtedness, whether direct, indirect, absolute, contingent or otherwise, except the following: (a) Indebtedness to the Lender; (b) Indebtedness secured by Liens permitted by Section 6.2; (c) other liabilities existing on the date of this SLWI Facility Agreement and heretofore disclosed to the Lender, including but not limited to the MNEL Loan, and all renewals and extensions (but not increases) thereof; and (d) current accounts payable and unsecured current liabilities, not the result of borrowing, to vendors, suppliers and persons providing services, for expenditures for goods and services normally required by it in the ordinary course of business and on ordinary trade terms, not to exceed $100,000.00 in the aggregate.

6.2. Liens. Create or suffer to exist any Lien upon any of its Property now owned or hereafter acquired, or acquire any Property upon any conditional sale or other title retention device or arrangement or any purchase money security agreement; or in any manner directly or indirectly sell, assign, pledge or otherwise transfer any of its accounts or contract rights; but the Borrower or any of its Subsidiaries may create or suffer to exist: (a) artisans’ or mechanics’ Liens arising in the ordinary course of business, and Liens for taxes, but only to the extent that payment thereof shall not at the time be due; (b) Liens in effect on the date hereof and disclosed to the Lender in writing, but neither the Indebtedness secured thereby nor the Property covered thereby shall increase; and (c) Liens in favor of the Lender.

6.3. Contingent Liabilities. With the exception of the contingent liabilities as outlined in Appendix III, directly or indirectly guarantee the performance or payment of, or purchase or agree to purchase, or assume or contingently agree to become or be secondarily liable in respect of, any obligation or liability of any other Person except for the endorsement of checks or other negotiable instruments in the ordinary course of business.

6.4. Mergers, Consolidations and Dispositions and Acquisitions of Assets. In any single transaction or series of transactions, directly or indirectly (a) liquidate or dissolve; (b) be a party to any merger or consolidation; (c) sell, convey or lease all or any substantial part of its assets (including any line of business), except for sale of inventory in the ordinary course of business; (d) pledge, transfer or otherwise dispose of any equity interests in a Subsidiary or any indebtedness of a Subsidiary, or permit the Borrower or any Subsidiary to issue any additional equity interests (other than, in the case of a Subsidiary, to the Borrower or a wholly owned Subsidiary of the Borrower); or (e) acquire all or substantially all of the assets or any line of business of any Person, or (except as expressly permitted by Section 6.8) any shares of stock of or similar interest in any other Person.

6.5. Redemption, Dividends and Distributions. At any time (a) redeem, retire or otherwise acquire, directly or indirectly, any of its equity interests; (b) pay any dividend (except dividends paid to the Borrower); or (c) make any other distribution of any Property or cash to equity holders as such.

6.6. Nature of Business; Management. Change the nature of its business or enter into any business which is substantially different from the business in which it is presently engaged or permit any material change in its management.

6.7. Transactions with Related Parties. Enter into any transaction or agreement with any officer, director or holder of any outstanding equity interest in the Borrower or any of its Subsidiaries (or any Affiliate of any such Person) unless the same is upon terms substantially similar to those obtainable from wholly unrelated sources.

6.8. Loans and Investments. Make any loan, advance, extension of credit or capital contribution to, or make any Investment in, any Person, or make any commitment to make any such extension of credit or Investment, except the stock of Subsidiaries, Permitted Investment Securities and travel advances in the ordinary course of business to officers and employees.

6.9. Expenditures. Make any expenditure or series of similar expenditures not in the then-current annual budget in excess of $25,000 (or its equivalent in other currencies), or pay any executive compensation in excess of that reflected in the then-current annual budget, or make any capital expenditure in any amount, in each case without the express prior written approval of the Lender.

6.10. Application of Proceeds. All moneys received from the sale of any Material Assets shall, subject to the claims of all secured or unsecured creditors (if any) ranking in priority to the Loan Documents, be applied as follows:

(a) First, in or towards the payment of all costs expended or incurred by the Lender in the enforcement of this SLWI Facility Agreement and/or the Security Documents or any part thereof (including court costs and attorney’ fees);

(b) Second, in or towards the payment of all amounts payable under this SLWI Facility Agreement and/or the Loan Documents; and

(c) Third, the balance to the Borrower or to such other persons as may be lawfully entitled thereto.

7. Events of Default and Remedies.

7.1. Events of Default. If any of the following events shall occur, then the Lender may do any or all of the following: (1) without notice to the Borrower, declare the Note to be, and thereupon the Note shall forthwith become, immediately due and payable, together with all accrued interest thereon, without notice of any kind, notice of acceleration or of intention to accelerate, presentment and demand or protest, all of which are hereby expressly waived; (2) by notice in writing to the Borrower, accelerate the Termination Date to a date as early as the date of the notice; (3) exercise its rights of offset against all Property of the Borrower in the possession of the Lender, which right is hereby granted by the Borrower to the Lender; and (4) exercise any and all other rights pursuant to the Loan Documents:

(a) The Borrower shall fail to pay or prepay any principal of or interest on the Note or any other obligation hereunder as and when due; or

(b) The Borrower or any of its Subsidiaries (1) shall fail to pay at maturity, or within any applicable period of grace, any principal of or interest on any other borrowed money obligation or shall fail to observe or perform any term, covenant or agreement contained in any agreement or obligation by which it is bound, or (2) is in default under or in violation of any Legal Requirement; or

(c) Any representation or warranty made in connection with any Loan Document shall prove to have been incorrect, false or misleading; or

(d) Default shall occur in the punctual and complete performance of any covenant of any Obligor contained in any Loan Document; or

(e) The Borrower shall fail to satisfy the conditions precedent to the First Loan as set forth in Section 3.2 in accordance with the date specified therein; or

(f) Final judgment for the payment of money shall be rendered against the Borrower or any of its Subsidiaries and such execution shall not be effectively stayed within 60 days; or

(g) Any Obligor shall claim, or any court shall find or rule, that the Lender does not have a valid Lien as provided for herein on any security which may have been provided by such Obligor; or

(h) The sale, encumbrance or abandonment (except as otherwise expressly permitted by this SLWI Facility Agreement) of any Collateral; or the making of any levy, seizure or attachment thereof or thereon; or the loss, theft, substantial damage, or destruction of any Collateral; or

(i) Any order shall be entered in any proceeding against the Borrower or any of its Subsidiaries decreeing the dissolution, liquidation or split-up thereof, and such order shall remain in effect for 30 days; or

(j) The occurrence of an Event of Default under any Loan Document; or

(k) The Borrower or any of its Subsidiaries shall make a general assignment for the benefit of creditors or shall petition or apply to any tribunal for the appointment of a trustee, custodian, receiver or liquidator of all or any substantial part of its business, estate or assets or shall commence any proceeding under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect; or

(l) Any such petition or application shall be filed or any such proceeding shall be commenced against the Borrower or any of its Subsidiaries, or Borrower of any of its subsidiaries shall by any act or omission shall indicate approval thereof, consent thereto or acquiescence therein, or an order shall be entered appointing a trustee, custodian, receiver or liquidator of all or any substantial part of its assets or granting relief to it or approving the petition in any such proceeding, and such order shall remain in effect for more than 30 days; or

(m) The Borrower or any of its Subsidiaries shall fail generally to pay its debts as they become due or suffer any writ of attachment or execution or any similar process to be issued or levied against it or any substantial part of its Property which is not released, stayed, bonded or vacated within 30 days after its issue or levy; or

(n) A material adverse change shall occur in the assets, liabilities, financial condition, business or affairs of the Borrower or any of its Subsidiaries, individually or on a consolidated basis; or

(o) The Borrower or any of its Subsidiaries shall have concealed, removed, or permitted to be concealed or removed, any part of its Property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its Property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or

(p) The Lender shall reasonably and in good faith deem repayment of the Note and the other indebtedness of the Borrower hereunder to be insecure; or

(q) Nathan Mahalingam shall cease to serve as chief executive officer of the Borrower, with substantially the same responsibilities and duties as presently performed.

7.2 Remedies Cumulative. No remedy, right or power conferred upon the Lender is intended to be exclusive of any other remedy, right or power given hereunder or now or hereafter existing at law, in equity, or otherwise, and all such remedies, rights and powers shall be cumulative.

8. Miscellaneous.

8.1. No Waiver. No waiver of any Default shall be deemed to be a waiver of any other Default. No failure to exercise or delay in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any further or other exercise thereof or the exercise of any other right or power. No amendment, modification or waiver of any Loan Document shall be effective unless the same is in writing and signed by the Person against whom such amendment is sought to be enforced. No notice to or demand on the Borrower or any other Person shall entitle the Borrower or any other Person to any other or further notice or demand in similar or other circumstances.

8.2. Notices. All notices under the Loan Documents shall be in writing and either (i) delivered against receipt therefor; (ii) mailed by registered or certified mail, return receipt requested; or (iii) sent by telecopy or confirmed receipt electronic mail, in each case addressed as follows:

(a)	If to the Borrower, to:

Mission NewEnergy Limited

Unit B2

431 Roberts Road

Subiaco Perth

Western Australia, 6008

Attention: Nathan Mahalingam, CEO

Fax No.: +618 6270 6339

email: Nathan@missionnewenergy.com; guy@missionnewenergy.com

(b)	If to the Lender, to:

SLW International, LLC

7941 Katy Freeway, No. 529

Houston, Texas, USA 77024

Attention: Stephen L. Way

Fax No.: (713) 365-2589

email: slw@slwintl.com

or to such other address as a party may designate. Notices shall be deemed to have been given (whether actually received or not) when delivered (or, if mailed, on the next Business Day); however, the notices required or permitted by Section 3.1(a) shall be effective only when actually received by the Lender. Actual notice shall always be effective.

8.3. Governing Law. Unless otherwise specified therein, each Loan Document shall be governed by and construed in accordance with the laws of New York.

8.4. Survival; Parties Bound. All representations, warranties, covenants and agreements made by or on behalf of the Borrower in connection herewith shall (a) survive the execution and delivery of the Loan Documents; (b) not be affected by any investigation made by any Person; and (c) bind the Borrower and its successors, trustees, receivers and assigns and inure to the benefit of the successors and assigns of the Lender; but the undertaking of the Lender hereunder to make Loans to the Borrower shall not inure to the benefit of any successor or assign of the Borrower. The term of this SLWI Facility Agreement shall be until the final maturity of the Note and the payment of all Obligations.

8.5. Counterparts; Electronic Signature. This SLWI Facility Agreement may be executed in several identical counterparts, and by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original instrument, and all such separate counterparts shall constitute but one and the same instrument. It is hereby agreed by the parties that an electronic signature or a copy of an original signature to this SLWI Facility Agreement, delivered by facsimile, electronic mail or other electronic means (attached to or attaching an electronic copy of the document), upon transmission and confirmation of receipt, shall have the same force and effect as the delivery of a manually executed and original copy of such signature and shall bind the parties hereto.

8.6. Usury Not Intended; Refund of Any Excess Payments. It is the intent of the parties in the execution and performance of this SLWI Facility Agreement to contract in strict compliance with all relevant usury laws from time to time in effect. In furtherance thereof, the Lender and the Borrower stipulate and agree that none of the terms and provisions contained in any Loan Documents shall ever be construed to create a contract to pay for the use, forbearance or detention of money with interest at a rate in excess of the Highest Lawful Rate and that for purposes hereof “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, reserved, taken, charged or received under this SLWI Facility Agreement. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate, the Borrower and the Lender shall, to the maximum extent permitted under applicable law, (a) treat all Loans as but a single extension of credit (and the Borrower and the Lender agree that such is the case and that provision herein for multiple Loans and Notes is for convenience only); (b) characterize any nonprincipal payment as an expense, fee or premium rather than as interest; (c) exclude voluntary prepayments and the effects thereof, and (d) “spread” the total amount of interest throughout the entire contemplated term of the Loans. The provisions of this Section shall control over all other provisions of the Loan Documents which may be in apparent conflict herewith.

8.7. Captions. The headings and captions appearing in the Loan Documents have been included solely for convenience and shall not be considered in construing the Loan Documents.

8.8. Expenses. Any provision to the contrary notwithstanding, and whether or not the transactions contemplated by this SLWI Facility Agreement shall be consummated, the Borrower shall pay on demand all out-of-pocket expenses (including, without limitation, the fees and expenses of counsel for the Lender) in connection with (a) the negotiation, preparation, execution, filing, recording, refiling, re-recording, modification, supplementing and waiver of the Loan Documents; (b) the auditing, appraising, evaluating, monitoring, administering and protecting of any of the Collateral after the occurrence of a Default or an Event of Default (including the same as determined as a result of such audit, etc.); (c) the realizing upon the Collateral and all costs and expenses relating to the Lender’s exercising any of its rights and remedies under any Loan Document or at law; and (d) the performance by the Lender (in the applicable Obligor’s name or in the name of the Lender) of any agreement, covenant or obligations of either Obligor under the Loan Documents which such Obligor has not performed, in each case including all appraisal fees, consulting fees, filing fees, taxes, brokerage fees and commissions and search fees; but (x) no right or option granted by an Obligor to the Lender pursuant to any Loan Document shall be deemed to impose or admit a duty on the Lender to supervise, monitor or control any aspect of the character or condition of any of the Collateral or any operations conducted in connection with it for the benefit of any Obligor or any other Person, and (y) the performance by the Lender of an agreement, covenant or obligation of any Obligor under any Loan Document which such Obligor has not performed shall not be considered or constitute a cure of such default or a waiver of the Lender’s right at any time after an Event of Default to exercise its rights and remedies under the Loan Documents and applicable law. If the Lender makes a payment in satisfaction of an agreement, covenant or obligation of any Obligor under any Loan Document which such Obligor has not performed, then the Lender shall be fully and automatically subrogated to all of the rights of the Person receiving such payment. Interest shall accrue on all such expenses from the date of demand therefor at the Past Due Rate if such expenses are not reimbursed within 15 days after such date of demand. The obligations of the Borrower under this and the following Section shall survive the termination of this SLWI Facility Agreement and/or the payment of the Notes.

8.9. Indemnification. The Borrower agrees to indemnify, defend and hold the Lender and its members, managers, officers, employees and agents harmless from and against any and all loss, liability, obligation, damage, penalty, judgment, claim, deficiency and expense (including interest, penalties, attorneys’ fees and amounts paid in settlement) to which such Person may become subject arising out of or based upon the Loan Documents or any Loan, WHETHER THROUGH THE ACTUAL OR ALLEGED NEGLIGENCE OF SUCH PERSON OR OTHERWISE, except and to the extent caused by the gross negligence, willful misconduct or bad faith of the Person otherwise so indemnified.

8.10. Entire Agreement. This SLWI Facility Agreement embodies the entire agreement between the Borrower and the Lender and supersedes all prior proposals, agreements and understandings relating to the subject matter hereof.

8.11. Severability. If any provision of any Loan Document shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby. Each waiver in the Loan Documents is subject to the overriding and controlling rule that it shall be effective only if and to the extent that (a) it is not prohibited by applicable law and (b) applicable law neither provides for nor allows any material sanction to be imposed against the Lender for having bargained for and obtained it.

8.12. Disclosures. Every reference in the Loan Documents to disclosures of the Borrower to the Lender, to the extent that such references refer to disclosures at or before the execution of this SLWI Facility Agreement, shall be deemed strictly to refer only to written disclosures delivered to the Lender in an orderly manner concurrently with the execution hereof.

8.13. Currency Conversion.

(a) For the purpose of the payment or recovery of any Obligation, the Lender may convert any monies received, recovered or realized (whether same be received, recovered or realized as a result of a court judgment or order or otherwise) from their existing currency of denomination into Dollars and any such conversion as the Lender may obtain from any bank’s then-prevailing spot selling rate of exchange at such office as such bank deems appropriate for such other currency against Dollars.

(b) Any sum received or recovered by the Lender on account of any such payment in any currency other than Dollars (whether as a result of legal proceedings in any foreign country or other steps taken to enforce such payment or otherwise) shall constitute a discharge of the Borrower only to the extent of the amount of Dollars (net of commission and other expenses of purchase) with the non-Dollar sum so received or recovered at such spot rate on the date of such receipt or recovery (or, if it is not practicable to make such a purchase on that date, on the first date thereafter on which it is practicable to do so).

(c) If the amount of Dollars so purchased (net as aforesaid) shall fall short of the amount denominated in Dollars which is payable by or recoverable from the Borrower, the Borrower shall and does hereby indemnify and hold harmless the Lender in Dollars against the amount of such shortfall, and until paid such amount shall bear interest at a rate per annum equal at all times to the Past Due Rate, which interest shall be payable on demand.

(d) The indemnity afforded by Section 8.13(c) shall constitute a separate obligation independent of the obligation to make the payment referred to in Section 8.13(b), shall give rise to an independent cause of action, shall apply irrespective of any indulgence granted by the Lender and shall continue in full force and effect notwithstanding and despite any judgment, order, claim or proof for a liquidated amount in respect of any other monies under any Loan Document or any judgment or order. No proof of evidence of actual loss shall be required to be produced by the Lender in connection with such indemnity.

8.14. Personal Property Securities Act.

(a) If the Lender determines that a Loan Document (or a transaction in connection with it) is or contains a security interest for the purposes of the PPSA, the Borrower agrees to do anything (such as obtaining consents, signing and producing documents, getting documents completed and signed and supplying information) which the Lender asks and considers necessary for the purposes of: (i) ensuring that the Security Document is enforceable, perfected and otherwise effective; (ii) enabling the Lender to apply for any registration, or give any notification, in connection with a Lien created under the Security Document so that the Lien has the priority required by the Lender; (iii) enabling the Lender to exercise the Lender’s rights in connection with the Security Document; or (iv) providing more effective security over the Collateral.

(b) Everything the Borrower is required to do under this Section 8.14 is at the Borrower’s expense. The Borrower agrees to pay or reimburse the reasonable costs of the Lender in connection with anything the Borrower is required to do under this Section 8.14.

(c) The Lender need not give any notice under the PPSA to the Borrower (including a notice of a verification statement (as defined in the PPSA)) unless the notice is required by the PPSA and cannot be excluded.

8.15. Consent to Jurisdiction; Waiver of Immunities.

(a) The Borrower hereby irrevocably submits to the jurisdiction of any federal or Texas state or court sitting in Houston, Texas in any action or proceeding arising out of or relating to any Loan Document, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any of the above courts. The Borrower hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Borrower hereby appoints CT Corporation or its affiliates or alternative registered agent approved by Lender (the “Process Agent”) as its agent to receive on behalf of the Borrower and its Property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to the Borrower in care of the Process Agent at the Process Agent’s above address, and the Borrower hereby irrevocably authorizes and directs the Process Agent to receive such service on its behalf. As an alternative method of service, the Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at its notice address set forth herein. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Nothing in this Section shall affect the right of the Lender to serve legal process in person or in any other manner permitted by law or affect the right of the Lender to bring any action or proceeding against any Obligor or its property in the courts of any other jurisdiction.

(c) To the extent that the Borrower may in any jurisdiction in which proceedings may be taken for the enforcement of any Loan Document be entitled at present or at any time in the future to claim for itself or any of its assets any immunity (including immunity from service of process, jurisdiction, suit, judgment, setoff, counterclaim, enforcement of or execution on a judgment, attachment (whether before judgment or in aid of execution) or other legal process) and to the extent that in any such jurisdiction there may at any time be attributed such immunity (whether or not claimed), the Borrower hereby, to the fullest extent permitted by the laws of such jurisdiction, irrevocably undertakes not to claim and hereby waives such immunity and hereby irrevocably agrees that it and all of its Property (whatever the purpose for which such Property is used) are and shall be subject to service of process, jurisdiction, suit, judgment, setoff, counterclaim, enforcement of or execution on a judgment, attachment (whether before judgment or in aid of execution) and all other legal processes, including the giving of relief, on account of the indebtedness and other obligations incurred by it pursuant to any Loan Document. For the purposes of the foregoing waiver and without prejudice to its generality, the Borrower hereby expressly acknowledges that such waiver is intended to be irrevocable for the purposes of the Foreign Sovereign Immunities Act of 1976 of the United States of America.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this SLWI Facility Agreement as of the date set forth above.

LENDER:

SLW INTERNATIONAL, LLC,

a Texas limited liability company

By:	/s/ Stephen L. Way
Name:	Stephen L. Way
Title:	Principal

BORROWER:

Executed by Mission NewEnergy Limited in accordance with section 127(1) of the Corporations Act 2001:	) ) ) )

/s/ Nathan Mahalingam	/s/ Guy Burnett
Signature of Director	Signature of Director (or Company Secretary)

Nathan Mahalingam	Guy Burnett
Print Full name	Print Full name

Exhibit A – Note

Exhibit B – Request for Loan

Exhibit C – Certificate of No Default

Appendix I – Litigation

Appendix II – Subsidiaries

Appendix III – Contingent Liabilities